EXHIBIT 99.1
LGI Homes, Inc. Reports Fourth Quarter and Full Year 2017 Results and Releases 2018 Guidance
THE WOODLANDS, Texas, February 27, 2018 (GLOBE NEWSWIRE) - LGI Homes, Inc. (Nasdaq:LGIH) today announced results for the fourth quarter and the twelve months ended December 31, 2017.
Fourth Quarter 2017 Results and Comparisons to Fourth Quarter 2016

•	Net Income increased 53.6% to $35.6 million, or $1.65 Basic EPS and $1.43 Diluted EPS

•	Net Income Before Income Taxes increased 57.5% to $55.0 million

•	Home Sales Revenues increased 71.0% to $405.0 million

•	Home Closings increased 61.9% to 1,844 homes

•	Average Home Sales Price increased 5.6% to $219,618

•	Gross Margin as a Percentage of Homes Sales Revenues was 24.4% as compared to 27.2%

•	Adjusted Gross Margin (non-GAAP) as a Percentage of Home Sales Revenues was 25.8% as compared to 28.5%

•	Active Selling Communities at December 31, 2017 increased to 78 from 63

•	39,709 Total Owned and Controlled Lots at December 31, 2017
Please see “Non-GAAP Measures” for a reconciliation of Adjusted Gross Margin (a non-GAAP measure) to Gross Margin, the most directly comparable GAAP measure.
Full Year 2017 Results and Comparisons to Full Year 2016

•	Net Income increased 51.0% to $113.3 million, or $5.24 Basic EPS and $4.73 Diluted EPS

•	Net Income Before Income Taxes increased 50.8% to $171.4 million

•	Home Sales Revenues increased 50.1% to $1.3 billion

•	Home Closings increased 40.4% to 5,845 homes

•	Average Home Sales Price increased 6.9% to $215,220

•	Gross Margin as a Percentage of Homes Sales Revenues was 25.5% as compared to 26.4%

•	Adjusted Gross Margin (non-GAAP) as a Percentage of Home Sales Revenues was 26.9% as compared to 27.8%
Please see “Non-GAAP Measures” for a reconciliation of Adjusted Gross Margin (a non-GAAP measure) to Gross Margin, the most directly comparable GAAP measure.
Management Comments
“2017 was another year of outstanding performance for LGI Homes,” said Eric Lipar, the Company's Chief Executive Officer and Chairman of the Board. “Our fourth quarter provided a solid finish with a record-breaking 5,845 homes closed for the year, achieving significant growth in revenues and active community count, and increasing basic earnings per share more than 45% over the prior year.”
“As we turn our attention to 2018, we remain focused on delivering strong results. Ending January 2018 with home closings up 61% year-over-year, we believe we are poised to see continued growth in 2018 and believe we are well positioned to increase our revenues, community count and earnings per share, allowing LGI Homes to achieve our long-term goals and objectives of market leading returns for our stockholders. For the year, we expect to close between 6,000 and 7,000 homes and believe basic EPS will be in the range of $6.00 to $7.00 per share,” Lipar concluded.

2017 Fourth Quarter Results
Home closings during the fourth quarter of 2017 increased 61.9% to 1,844 from 1,139 during the fourth quarter of 2016. Active selling communities increased to 78 at the end of the fourth quarter of 2017, up from 63 communities at the end of the fourth quarter of 2016.
Home sales revenues for the fourth quarter of 2017 were $405.0 million, an increase of $168.1 million, or 71.0% over the fourth quarter of 2016. The increase in home sales revenues is due to both the increase in the number of homes closed and an increase in the average home sales price.
The average home sales price was $219,618 for the fourth quarter of 2017, an increase of 5.6% over the fourth quarter of 2016. This increase is largely attributable to changes in product mix, price points in new markets, and a favorable pricing environment.
Gross margin as a percentage of home sales revenues for the fourth quarter of 2017 was 24.4% as compared to 27.2% for the fourth quarter of 2016. Adjusted gross margin (non-GAAP) as a percentage of home sales revenues for the fourth quarter of 2017 was 25.8% as compared to 28.5% for the fourth quarter of 2016. This decrease is primarily due to a combination of increased home production and higher construction and lot costs partially offset by higher average home sales prices. Please see “Non-GAAP Measures” for a reconciliation of adjusted gross margin (non-GAAP) to gross margin, the most comparable GAAP measure.
Net income of $35.6 million, or $1.65 per basic share and $1.43 per diluted share, for the fourth quarter of 2017 increased $12.4 million, or 53.6%, from $23.2 million for the fourth quarter of 2016. This increase is primarily attributable to the 61.9% increase in homes closed, the 5.6% increase in average home sales price, and operating leverage realized related to selling, general, and administrative expenses.
2017 Full Year Results
Home closings for the twelve months ended December 31, 2017 increased 40.4% to 5,845 from 4,163 during the twelve months ended December 31, 2016.
Home sales revenues for the twelve months ended December 31, 2017 increased 50.1% to $1.3 billion compared to the twelve months ended December 31, 2016. The increase in home sales revenues is primarily due to the increase in the number of homes closed and an increase in the average home sales price.
The average home sales price was $215,220 for the twelve months ended December 31, 2017, an increase of $13,846, or 6.9%, over the twelve months ended December 31, 2016. This increase is largely attributable to changes in product mix, higher price points in certain new markets, and a favorable pricing environment.
Gross margin as a percentage of home sales revenues for the twelve months ended December 31, 2017 was 25.5% as compared to 26.4% for the twelve months ended December 31, 2016. Adjusted gross margin (non-GAAP) as a percentage of home sales revenues for the twelve months ended December 31, 2017 was 26.9% as compared to 27.8% for the twelve months ended December 31, 2016. This decrease is primarily due to a combination of higher construction costs and lot costs partially offset by higher average home sales price, and to a lesser extent due to 201 wholesale home closings during the twelve months ended December 31, 2017. Please see “Non-GAAP Measures” for a reconciliation of adjusted gross margin (non-GAAP) to gross margin, the most comparable GAAP measure.
Net income of $113.3 million, or $5.24 per basic share and $4.73 per diluted share, for the twelve months ended December 31, 2017 increased $38.3 million, or 51.0%, from $75.0 million for the twelve months ended December 31, 2016. This increase is primarily attributable to the 40.4% increase in homes closed, a higher average sales price and improved operating leverage realized in 2017 related to selling, general, and administrative expenses.
Outlook
Subject to the caveats in the Forward-Looking Statements section of this press release, the Company offers the following guidance for 2018. The Company believes it will have between 85 and 90 active selling communities at the end of 2018, close between 6,000 and 7,000 homes in 2018, and generate basic EPS between $6.00 and $7.00 per share during 2018. In addition, the Company believes 2018 gross margin as a percentage of home sales revenues will be in the range of 24.0% and 26.0% and 2018 adjusted gross margin (non-GAAP) as a percentage of home sales revenues will be in the range of 25.5% and 27.5% with capitalized interest accounting for substantially all of the difference between gross margin and adjusted gross margin. The Company also believes that the average home sales price in 2018 will be between $220,000 and $230,000. This outlook assumes that general economic conditions, including interest rates and mortgage availability, in the remainder of 2018 are similar to those in the first quarter of 2018 and that average home sales price, construction costs, availability of land, land development costs and overall absorption rates for 2018 are consistent with the Company’s recent experience.
Earnings Conference Call
The Company will host a conference call via live webcast for investors and other interested parties beginning at 12:30 p.m. Eastern Time on Tuesday, February 27, 2018 (the “Earnings Call”). The Earnings Call will be hosted by Eric Lipar, Chief Executive Officer and Chairman of the Board, and Charles Merdian, Chief Financial Officer.
Participants may access the live webcast by visiting the Investor Relations section of the Company’s website at www.LGIHomes.com. The Earnings Call can also be accessed by dialing (855) 433-0929, or (970) 315-0256 for international participants.
An archive of the webcast will be available on the Company’s website for approximately 12 months. A replay of the Earnings Call will also be available later that day by calling (855) 859-2056, or (404) 537-3406, using conference id “8099895”. This replay will be available until March 6, 2018.
About LGI Homes, Inc.
Headquartered in The Woodlands, Texas, LGI Homes, Inc. engages in the design, construction and sale of homes in Texas, Arizona, Florida, Georgia, New Mexico, Colorado, North Carolina, South Carolina, Washington, Tennessee and Minnesota. The Company has a notable legacy of more than 14 years of homebuilding operations, over which time it has closed over 22,000 homes. For more information about the Company and its new home developments please visit the Company’s website at www.LGIHomes.com.
Forward-Looking Statements
Any statements made in this press release or on the Earnings Call that are not statements of historical fact, including statements about the Company’s beliefs and expectations, are forward-looking statements within the meaning of the federal securities laws, and should be evaluated as such. Forward-looking statements include information concerning projected 2018 home closings, year-end selling communities, basic earnings per share, gross margins as a percentage of home sales revenues, adjusted gross margins as a percentage of home sales revenue and average home sales price, as well as market conditions and possible or assumed future results of operations, including descriptions of the Company’s business plan and strategies. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “predict,” “projection,” “should,” “will” or, in each case, their negative, or other variations or comparable terminology. For more information concerning factors that could cause actual results to differ materially from those contained in the forward-looking statements please refer to the “Risk Factors” section in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, including the “Cautionary Statement about Forward-Looking Statements” subsection within the “Risk Factors” section, and subsequent filings by the Company with the Securities and Exchange Commission. The Company bases these forward-looking statements or projections on its current expectations, plans and assumptions that it has made in light of its experience in the industry, as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances and at such time. As you read and consider this press release or listen to the Earnings Call, you should understand that these statements are not guarantees of future performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although the Company believes that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect the Company’s actual results to differ materially from those expressed in the forward-looking statements and projections. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. If the Company does update one or more forward-looking statements, there should be no inference that it will make additional updates with respect to those or other forward-looking statements.

LGI HOMES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31,
	2017	2016

ASSETS
Cash and cash equivalents	$67,571	$49,518
Accounts receivable	44,706	17,055
Real estate inventory	918,933	717,681
Pre-acquisition costs and deposits	18,866	10,651
Property and equipment, net	1,674	1,960
Other assets	14,196	5,631
Deferred tax assets, net	1,928	—
Goodwill	12,018	12,018
Total assets	$1,079,892	$814,514

LIABILITIES AND EQUITY
Accounts payable	$12,020	$12,277
Accrued expenses and other liabilities	102,831	46,389
Deferred tax liabilities, net	—	164
Notes payable	475,195	400,483
Total liabilities	590,046	459,313
COMMITMENTS AND CONTINGENCIES
EQUITY
Common stock, par value $0.01, 250,000,000 shares authorized, 22,845,580 shares issued and 21,845,580 shares outstanding as of December 31, 2017 and 22,311,310 shares issued and 21,311,310 shares outstanding as of December 31, 2016	228	223
Additional paid-in capital	229,680	208,346
Retained earnings	276,488	163,182
Treasury stock, at cost, 1,000,000 shares	(16,550)	(16,550)
Total equity	489,846	355,201
Total liabilities and equity	$1,079,892	$814,514

LGI HOMES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(unaudited)
Home sales revenues	$404,975	$236,830	$1,257,960	$838,320

Cost of sales	306,298	172,502	937,540	616,707
Selling expenses	28,639	18,019	94,957	66,984
General and administrative	15,286	12,003	55,662	43,158
Operating income	54,752	34,306	169,801	111,471
Other income, net	(289)	(641)	(1,601)	(2,201)
Net income before income taxes	55,041	34,947	171,402	113,672
Income tax provision	19,401	11,742	58,096	38,641
Net income	$35,640	$23,205	$113,306	$75,031
Earnings per share:
Basic	$1.65	$1.09	$5.24	$3.61
Diluted	$1.43	$1.01	$4.73	$3.41

Weighted average shares outstanding:
Basic	21,783,604	21,290,257	21,604,932	20,798,333
Diluted	24,992,512	22,878,789	23,933,122	22,024,091

Non-GAAP Measures

In addition to the results reported in accordance with U.S. GAAP, the Company has provided information in this press release relating to Adjusted Gross Margin.
Adjusted gross margin is a non-GAAP financial measure used by management as a supplemental measure in evaluating operating performance. The Company defines adjusted gross margin as gross margin less capitalized interest and adjustments resulting from the application of purchase accounting included in the cost of sales. Management believes this information is useful because it isolates the impact that capitalized interest and purchase accounting adjustments have on gross margin. However, because adjusted gross margin information excludes capitalized interest and purchase accounting adjustments, which have real economic effects and could impact the Company’s results, the utility of adjusted gross margin information as a measure of the Company’s operating performance may be limited. In addition, other companies may not calculate adjusted gross margin information in the same manner that the Company does. Accordingly, adjusted gross margin information should be considered only as a supplement to gross margin information as a measure of the Company’s performance.
The following table reconciles adjusted gross margin to gross margin, which is the GAAP financial measure that management believes to be most directly comparable (dollars in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(unaudited)		(unaudited)
Home sales revenues	$404,975	$236,830	$1,257,960	$838,320
Cost of sales	306,298	172,502	937,540	616,707
Gross margin	98,677	64,328	320,420	221,613
Capitalized interest charged to cost of sales	5,852	3,249	17,400	10,680
Purchase accounting adjustments (a)	20	31	246	485
Adjusted gross margin	$104,549	$67,608	$338,066	$232,778
Gross margin % (b)	24.4%	27.2%	25.5%	26.4%
Adjusted gross margin % (b)	25.8%	28.5%	26.9%	27.8%

(a)
Adjustments result from the application of purchase accounting for acquisitions and represent the amount of the fair value step-up adjustments included in cost of sales for real estate inventory sold after the acquisition dates.

(b)	Calculated as a percentage of home sales revenues.

Home Sales Revenues and Closings by Division
(Revenues in thousands)

	Three Months Ended December 31,
	2017			2016
	(unaudited)
	Revenues	Closings	ASP	Revenues	Closings	ASP
Central	$161,897	789	$205,193	$120,180	595	$201,983
Southwest	80,651	307	262,707	46,645	192	242,943
Southeast	49,757	263	189,190	28,342	157	180,522
Florida	70,388	358	196,615	34,364	173	198,636
Northwest	41,475	124	334,476	7,299	22	331,773
Midwest	807	3	269,000	—	—	—
Total home sales revenue	$404,975	1,844	$219,618	$236,830	1,139	$207,928

	Year Ended December 31,
	2017			2016
	Revenues	Closings	ASP	Revenues	Closings	ASP
Central	$532,447	2,613	$203,768	$429,505	2,143	$200,422
Southwest	243,037	942	258,001	165,017	737	223,904
Southeast	183,422	973	188,512	111,651	635	175,828
Florida	199,733	1,014	196,975	115,276	595	193,741
Northwest	98,514	300	328,380	16,871	53	318,321
Midwest	807	3	269,000	—	—	—
Total home sales revenue	$1,257,960	5,845	$215,220	$838,320	4,163	$201,374

CONTACT:     Investor Relations:
        Caitlin Stiles, (281) 210-2619
        InvestorRelations@LGIHomes.com

Source: LGI Homes